UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2012 (May 2, 2012)

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

(813) 421-7605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective May 2, 2012 (“Effective Date”), Green Tree Advance Receivables II LLC, a subsidiary of Green Tree Servicing LLC, and an indirect subsidiary of the Registrant, Walter Investment Management Corp., entered into “The Amended and Restated Loan Agreement among Green Tree Advance Receivables II LLC, as Borrower, Green Tree Servicing LLC, as Administrator, The Financial Institutions from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as Calculation Agent, Verification Agent, Account Bank and Securities Intermediary, and Wells Fargo Capital Finance, LLC as Agent” (“Receivables Loan Agreement”). The Receivables Loan Agreement amends and restates an existing receivables loan agreement, dated July 31, 2009, as amended by Amendment No. 1, dated December 18, 2009, Amendment No. 2, dated June 8, 2011, and Amendment No. 3, dated March 19, 2012 (the “Original Loan Agreement”) to, amongst other changes, extend the maturity date of the Original Loan Agreement.

The Receivables Loan Agreement provides for a non-recourse revolving financing in the amount of $75 million secured by certain qualifying advance receivables. The Receivables Loan Agreement matures on July 31, 2015 (“Scheduled Termination Date”). The Receivables Loan Agreement bears an interest rate equal to LIBOR plus 325 basis points per annum. There is an unused fee equal to 0.50% per annum on the unused portion of the Receivables Loan Agreement. Advance rates range from 75% to 90% of the advance receivables. In the event the Receivables Loan Agreement is prepaid in whole or in part such that the loan amount is reduced below $20 million, the Borrower must pay a prepayment fee in an amount equal to 2.0%, 1.0% or 0.05% of the difference between the loan amount prior to such prepayment and the loan amount following the prepayment, the percentage being dependent on whether the prepayment is made prior to the first anniversary, the second anniversary, or ninety days prior to the third anniversary of the Effective Date.

The Receivables Loan Agreement contains affirmative, negative and financial covenants customary for financings of this type. These covenants include a requirement that Green Tree Advance Receivables II, LLC (a special purpose vehicle, the “SPV”) maintain “adequate” working capital and the SPV is not permitted any sub debt in excess of 10% of aggregate advance receivables balances. In addition, Green Tree Servicing LLC must maintain a tangible net worth of at least $25 million and Walter Investment Management Corp. must maintain annual cash flows from operating activities of at least $50 million. In the event of a default of these covenants, all cash must be retained by the SPV until such time as the default is cured, thus restricting a non-material amount of cash that would otherwise be available for the Registrant to pay dividends to stockholders. The Receivables Loan Agreement is secured by a first priority pledge on certain of the advance receivables.

The foregoing description of the Receivables Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Receivables Loan Agreement, which will be filed as an Exhibit to the Registrant’s next quarterly filing.

Item 5.07. Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders (the “Annual Meeting”) of Walter Investment Management Corp. (the “Company”) was held on May 3, 2012. Three proposals described fully in the Company’s 2012 Proxy Statement filed with the Securities and Exchange Commission on April 3, 2012 (the “2012 Proxy Statement”) were presented for approval at the Annual Meeting. As of the record date, a total of 27,957,418 shares of common stock were outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting 25,571,183 shares of common stock were represented in person or by proxy, therefore a quorum was present.

The stockholders of the Company voted on the following three matters:

Proposal 1 — Election of Directors

There were two Class III director positions up for election. The following persons were nominated and elected to serve as directors of the Company until the 2015 Annual Meeting of Stockholders—Mark O’Brien and Shannon Smith. The voting results for each nominee were as follows:

Name	For	Withheld	Broker Non-Votes
Mark O’Brien	20,459,653	174,382	4,937,148
Shannon Smith	20,273,693	360,342	4,937,148

Proposal 2 — Advisory Vote on Executive Compensation

The proposal to approve, on an advisory basis, the executive compensation of the Company’s named executive officers, as disclosed in the 2012 Proxy Statement, received the following votes:

Votes For	Against	Abstained	Broker Non-Votes
19,749,111	867,344	17,580	4,937,148

Proposal 3 — The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm received the following votes.

Votes For	Votes Against	Abstained
25,428,882	90,204	52,097

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: May 8, 2012	By:	/s/ Stuart Boyd
Stuart Boyd, Vice President,
General Counsel and Secretary